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Exhibit 10.20

LABRANCHE & CO INC.
SENIOR EXECUTIVE BONUS PLAN

        1.    Purpose.    The purpose of the LaBranche & Co Inc. Senior Executive Bonus Plan (the "Plan") is to attract, motivate and retain certain "Executive Officers" (as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of LaBranche & Co Inc. (the "Company") and its subsidiaries and affiliates (collectively with the Company, the "Firm") in order to promote the Firm's long-term growth and profitability. It is intended that all bonuses payable under the Plan be considered "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations issued thereunder, and the Plan shall be interpreted and construed accordingly.

        2.    Administration.

          (a)    Committee.    Subject to Section 2(c) hereof, the Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"), whose members shall serve at the pleasure of the Board. The Committee at all times shall be composed of at least two directors of the Company, each of whom is an "outside director" within the meaning of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(3) and a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act. If for any reason any member of the Committee does not qualify as an "outside director" or as a "non-employee director," such non-compliance shall not affect the validity of any awards, determinations, certifications or interpretations made by, or any other actions of, the Committee hereunder. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

          (b)    Authority of Committee.    Subject to the limitations of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to designate those Executive Officers of the Firm, in addition to the Chief Executive Officer of the Company, who shall participate in the Plan (the "Participants") for each "Fiscal Period" (as defined in Section 3 hereof), exercise all the other powers granted to it under the Plan, construe, interpret and apply the provisions of the Plan, prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operation, make all determinations necessary or advisable in administering the Plan (including, without limitation, calculating the amount of the bonus payable to each Participant), correct any defect, supply any omission and reconcile any inconsistency in the Plan, and make any and all determinations and interpretations and take such other actions as may be necessary or desirable in order to carry out the provisions, intent and purposes of the Plan. The determination of the Committee on all matters relating to the Plan shall be final, binding and conclusive.

          (c)    Allocation and Delegation of Authority.    The Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee or Participants as it shall deem necessary or appropriate, provided, however, that the Committee may not allocate or delegate any of its authority or administrative responsibility hereunder (and no such attempted delegation shall be effective) if such allocation or delegation would cause any bonus payable under the Plan not to be considered "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code and the Treasury Regulations issued thereunder, and any such attempted delegation shall be null and void ab initio.

          (d)    Indemnification.    The Company shall indemnify and hold harmless each member of the Committee and any person to whom any duty or power relating to the administration or interpretation of the Plan is properly delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense

  (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or willful misconduct.

        3.    Fiscal Periods.    The Plan shall operate for successive fiscal year periods (each, a "Fiscal Period"). The first Fiscal Period shall commence on January 1, 2003 and shall terminate on December 31, 2003. The duration of each Fiscal Period commencing thereafter shall be one full fiscal year, provided, however, that to the extent consistent with Treasury Regulation Section 1.162-27(e)(2), in the case of an individual who becomes an Executive Officer of the Firm after the Establishment Date (as defined in Section 4 hereof) for the then-current Fiscal Period and is designated as a Participant (a "New Participant") in accordance with Section 4 hereof, the Committee may, in its discretion, establish a special Fiscal Period applicable solely to such New Participant commencing as of the date on which such Executive Officer becomes a New Participant and ending on the following December 31.

        4.    Participation.    No later than the 90th day after the beginning of a Fiscal Period (or, in the case of a New Participant, by such other date as may be required or permitted under Treasury Regulation Section 1.162-27(e)(2)) (the "Establishment Date"), the Committee shall designate the Participants for such Fiscal Period. The names of the Participants shall be set forth in the written record of the proceedings in which such designation occurs which, in the case of the first Fiscal Period and, unless otherwise determined by the Committee, each subsequent Fiscal Period, shall be the Executive Officers listed on Schedule A hereto. No Participant for any particular Fiscal Period shall be eligible to receive any amount under the LaBranche & Co Inc. Annual Incentive Plan (the "Annual Incentive Plan") for any portion of the same Fiscal Period. The Committee shall have the authority to (1) to remove Participants from the Plan for a Fiscal Period at any time during the Fiscal Period, and (2) add Participants to the Plan for a Fiscal Period prior to the Establishment Date for such Fiscal Period.

        5.    Bonus Amounts.

          (a)    Establishment.    Each Participant shall be paid a bonus amount for each Fiscal Period equal to 5% of the Company's "Pre-Tax Income" (as defined below) during such Fiscal Period, provided, however, that in no event shall the aggregate amount paid under the Plan and the Annual Incentive Plan with respect to any fiscal year of the Company exceed 30% of the Company's Pre-Tax Income for such fiscal year. Notwithstanding anything to the contrary in the Plan, the Committee may, in its sole discretion, reduce or eliminate the bonus amount otherwise payable to any Participant for a particular Fiscal Period at any time prior to the payment of bonuses to Participants for such Fiscal Period pursuant to Section 6 hereof. "Pre-Tax Income" shall mean the Company's "income before provision for income taxes" as reported on the Company's consolidated financial statements for the relevant Fiscal Period, further reduced by the amount of compensation expense charged to the Company for such Fiscal Period attributable to the Company's award to its employees of restricted stock units with respect to shares of its common stock, par value $.01 (the "Common Stock"), in connection with the initial offering of shares of Common Stock to the public in August, 1999.

          (b)    Termination of Employment.    If a Participant's employment with the Firm terminates for any reason before the end of a Fiscal Period, the Committee shall have the discretion to determine whether such Participant's bonus for such Fiscal Period shall be forfeited, such Participant's bonus for such Fiscal Period shall be reduced on a pro-rata basis to reflect the portion of such Fiscal Period during which the Participant was employed by the Firm, or to make such other arrangements as the Committee deems appropriate in connection with the termination of such Participant's employment.

          (c)    Certification of Performance Goals and Determination of Bonus Amounts.    Following the completion of each Fiscal Period, but prior to the payment of bonuses with respect to such Fiscal

  Period pursuant to Section 6 hereof, the Committee shall certify the attainment of the performance goals hereunder and determine the amount of each Participant's bonus (if any) for such Fiscal Period and the method and timing of its payment, which certification and determinations shall be set forth in the written record of the proceedings in which such determinations occur. No Participant shall have any rights to payment of any bonus under the Plan for any Fiscal Period unless and until the Committee certifies the attainment of the performance goals hereunder and determines such Participant's bonus (if any) for such Fiscal Period.

        6.    Payment of Bonus Amount; Deferral.    Each Participant's bonus shall be payable by such Participant's Participating Employer (as defined in Section 8(j) hereof), or in the case of a Participant employed by more than one Participating Employer, by each such employer as determined by the Committee. Bonuses hereunder shall be payable, in the discretion of the Committee, in cash and/or equity-based awards (including unrestricted shares of Common Stock, restricted shares of Common Stock, options to purchase shares of Common Stock, restricted stock units or any other equity-based award permitted under the LaBranche & Co Inc. Equity Incentive Plan or any successor or future plan or any combination thereof). The cash portion of the bonus shall be paid at such time as bonuses are generally paid by the Participating Employer(s) for the relevant Fiscal Period. Any equity-based awards shall be subject to such terms and conditions (including vesting requirements) as the Committee and the administrative committee of the plan under which such equity-based award is granted may determine. Subject to such terms and conditions as may be imposed by the Committee, each Participant may be permitted or required to defer receipt of part or all of any bonus otherwise payable to him or her under the Plan.

        7.    Amendment; Termination.    The Board reserves the right at any time and from time to time to modify, alter, amend, suspend, discontinue or terminate the Plan in any respect whatsoever, provided that no such action may reduce the amount of any bonus previously determined by the Committee pursuant to Section 5(c) hereof (including any bonus (and any earnings thereon) deferred pursuant to Section 6 hereof) that is then owed by the Firm to a Participant without such Participant' s consent, and no modification, amendment or alteration that would require stockholder approval in order for bonuses paid pursuant to the Plan to constitute "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code shall be effective without the approval of the stockholders of the Company as required by Section 162(m) of the Code and the Treasury Regulations issued thereunder, unless the Board determines that the qualification of such bonuses as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code is no longer necessary or desirable.

        8.    General Provisions.

          (a)    Nonassignability.    No rights of any Participant (or of any beneficiary pursuant to this Section 8(a)) under the Plan may be sold, exchanged, transferred, assigned, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily. Any sale, exchange, transfer, assignment, hypothecation or other disposition in violation of the provisions of this Section 8(a) shall be null and void ab initio. In the event of a Participant's death, any previously earned and unpaid bonus shall be paid to such Participant's estate.

          (b)    Plan Creates No Employment Rights.    Nothing in the Plan shall confer upon any Participant the right to continue in the employ or other service of the Firm or affect the right of the Firm to terminate such employment or other service at any time.

          (c)    Waiver of Rights.    Each Participant recognizes and agrees that prior to being selected by the Committee to participate in the Plan, such Participant has no rights hereunder. Accordingly, in consideration of the designation of a Participant to participate in the Plan, each Participant expressly waives any right to contest the amount of any bonus payable hereunder, the terms of the

  Plan or any determination, action or omission hereunder by the Committee, the Company or the Board.

          (d)    Unfunded Plan.    The Plan shall be unfunded. The Firm shall not be required to establish any special segregation of assets to assure payment of bonuses hereunder.

          (e)    Arbitration.    Any dispute, controversy or claim between the Firm and any Participant arising out of or relating to or concerning the provisions of the Plan shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. ("NYSE") or, if the NYSE declines to arbitrate the matter, the American Arbitration Association (the "AAA") in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims asserted by any Participant must first be submitted to the Committee in accordance with claims procedures established by the Committee in its sole discretion.

          (f)    Governing Law.    All rights and obligations under the Plan shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws.

          (g)    Tax Withholding.    In connection with any payments to a Participant or other event under the Plan that gives rise to a federal, state, local or other tax withholding obligation (including, without limitation, FICA tax), the Firm may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to such Participant, whether or not pursuant to the Plan, or the Committee shall be entitled to require that such Participant remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Firm to satisfy such withholding obligation.

          (h)    Right of Offset.    The Firm shall have the right to offset against the obligation to pay a bonus to any Participant, any outstanding amounts such Participant then owes to the Firm.

          (i)    No Third Party Beneficiaries.    The Plan shall not confer on any person other than the Firm and the Participants any rights or remedies hereunder.

          (j)    Participating Employers.    Each subsidiary or affiliate of the Company that is the principal employer of a Participant shall be deemed to have adopted the Plan (a "Participating Employer"). Except for purposes of determining the amount of each Participant's bonus, the Plan shall be treated as a separate plan maintained by each Participating Employer and the obligation to pay a bonus to each Participant shall be the sole liability of the Participating Employer(s) by which the Participant is employed, and neither the Company nor any other Participating Employer shall have any liability with respect to such amounts.

          (k)    Successors and Assigns.    The terms of the Plan shall be binding upon and inure to the benefit of each Participant, the Firm and the Firm's successors or assigns.

          (l)    Plan subject to Stockholder Approval.    The Plan is adopted subject to the approval of the stockholders of the Company at the Company's 2003 Annual Meeting in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(4), and no bonus shall be payable hereunder absent such stockholder approval.

Schedule A

        The Compensation Committee has determined that the following Executive Officers of the Company shall be participants in the Senior Executive Bonus Plan for the Fiscal Period commencing January 1, 2003 and, unless and until otherwise determined by the Compensation Committee, each Fiscal Period commencing thereafter:

  1.
  George M.L. LaBranche, IV

  2.
  Alfred O. Hayward, Jr.

  3.
  Harvey S. Traison

  4.
  William J. Burke, III

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  Exhibit 10.20
LABRANCHE & CO INC. SENIOR EXECUTIVE BONUS PLAN
Schedule A